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                                 Exhibit 2


                     Agreement and Power of Attorney


     OLD KENT FINANCIAL CORPORATION hereby appoints OLD KENT BANK as its ongoing attorney-in-fact for the purpose of executing and filing statements on Schedule 13G reports required by the Securities and Exchange Commission and agrees that one statement may be filed on behalf of Old Kent Financial Corporation and all its subsidiaries. Copies of this Agreement and Power of Attorney may be accepted as originals. This appointment shall be effective until terminated in writing by Old Kent Financial Corporation.


                                OLD KENT FINANCIAL CORPORATION


                                /S/ Mary E. Tuuk
                                By Mary E. Tuuk
                                Its: VP and Secretary




Date:  February 13, 1998